Exhibit (d)(54)(iii)

EQ ADVISORS TRUST

AMENDMENT NO. 3

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 3 to the Investment Advisory Agreement dated as of May 1, 2009 between AXA Equitable Life Insurance Company, a New York corporation (“AXA Equitable” or “Manager”) and BlackRock Investment Management LLC, a limited liability company organized under the laws of the State of Delaware (“Adviser”).

WHEREAS, AXA Equitable and the Adviser have entered into an Investment Advisory Agreement, dated as of October 1, 2006, as amended, (“Agreement”) as follows;

1. New Portfolios. AXA Equitable hereby appoints BlackRock to serve as the adviser to the following Portfolios of the Trust:

EQ/AXA Franklin Income Core Portfolio

EQ/AXA Templeton Growth Core Portfolio

EQ/AXA Mutual Shares Core Portfolio

EQ/AXA Franklin Small Cap Value Portfolio

EQ/Global Multi-Sector Portfolio

EQ/Global Bond Plus Portfolio

EQ/Large Cap Tactical Manager Portfolio

EQ/Mid Cap Tactical Manager Portfolio

EQ/Small Cap Tactical Manager Portfolio

EQ/International Tactical Manager Portfolio.

2. Existing Portfolio. The Manager hereby reaffirms its appointment of the Adviser as the investment adviser to the EQ/BlackRock Basic Value Equity Portfolio.

3. Appendix A. Appendix A to the Agreement setting forth the Portfolios of the Trust for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser with respect to the Portfolios is hereby replaced in its entirety by Appendix A attached hereto. Appendix A also includes, for purposes of calculating the fee payable to the Adviser, a series of a related trust, the AXA Offshore Multimanager Funds Trust.

4. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 3 as of the date first set forth above.

AXA EQUITABLE LIFE INSURANCE COMPANY		BLACKROCK INVESTMENT MANAGEMENT LLC

By:		By:
	Steven M. Joenk	Name:
	Senior Vice President	Title:

APPENDIX A

AMENDMENT NO. 3 TO

INVESTMENT ADVISORY AGREEMENT

BLACKROCK INVESTMENT MANAGEMENT LLC

Related Portfolios	Annual Advisory Fee Rate***

Basic Value Portfolios, which shall consist of the following Portfolio and Other Allocated Portion(s)** (collectively, referred to as “Basic Value Portfolios”):

EQ/BlackRock Basic Value Equity Portfolio

AXA Conservative Multimanager Fund, a series of the AXA Offshore Multimanager Funds Trust*,**

AXA Moderate Multimanager Fund, a series of the AXA Offshore Multimanager Funds Trust* ,**

AXA Aggressive Multimanager Fund, a series of the AXA Offshore Multimanager Funds Trust*,**

.40% of the Basic Value Portfolios’ average daily net assets up to and including $100 million; 0.375% of the Basic Value Portfolios’ average daily net assets in excess of $100 million up to and including $300 million; 0.35% of the Basic Value Portfolios’ average daily net assets in excess of $300 million up to and including $500 million; 0.325% of the Basic Value Portfolios’ average daily net assets in excess of $500 million up to and including $1 billion; and 0.30% in excess of $1 billion.

EQ/AXA Franklin Income Core Portfolio*	0.02% of the Index Allocated Portion’s average daily net assets.

EQ/AXA Templeton Growth Core Portfolio*	0.02% of the Index Allocated Portion’s average daily net assets.

EQ/AXA Mutual Shares Core Portfolio*	0.02% of the Index Allocated Portion’s average daily net assets.

EQ/AXA Franklin Small Cap Value Portfolio*	0.02% of the Index Allocated Portion’s average daily net assets.

EQ/Global Multi-Sector Equity Portfolio*	0.02% of the Index Allocated Portion’s average daily net assets.

EQ/Global Bond PLUS Portfolio*	0.02% of the Index Allocated Portion’s average daily net assets.

EQ/Large Cap Tactical Manager Portfolio	[TBD]

EQ/Mid Cap Tactical Manager Portfolio	[TBD]

EQ/Small Cap Tactical Manager Portfolio	[TBD]

EQ/International Tactical Manager Portfolio	[TBD]

*	Fee to be paid with respect to this Portfolio shall be based only on the portion of the Portfolio’s average daily net assets advised by the Adviser, which is referred to as an “Allocated Portion” or an “Index Allocated Portion.”
**	Other Allocated Portions are other investment companies (or series or portions thereof that are managed by the Manager and advised by the Adviser, which are classified as “Basic Value Portfolios.”
***	The daily advisory fee for the Basic Value Portfolios is calculated by multiplying the aggregate net assets of the Basic Value Portfolios at the close of the immediately preceding day by the Annual Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year. The daily fee applicable to each Allocated Portion is the portion of the daily advisory fee for the Related Portfolios equal to the Allocated Portion’s net assets relative to the aggregate net assets of the Related Portfolios, including the Allocated Portion used in the fee calculation.